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EQUUS TOTAL RETURN, INC. ANNOUNCES

FOLLOW-ON EQUITY INVESTMENT IN NICKENT GOLF

HOUSTON, TX - February 29, 2008 - Equus Total Return, Inc. (NYSE: EQS) (the "Fund") announces a $1 million follow-on equity investment in Nickent Golf, Inc. ("Nickent"). Nickent will use the proceeds for working capital, strategic marketing and global expansion.

Nickent is a market leader in the rapidly expanding, hybrid club segment of the golf industry and is an emerging leader in game-enhancement technology. Nickent's development process is driven by its dedication to advanced technologies and focus on design innovation. Additional information on Nickent Golf, Inc. may be obtained at the Nickent website at www.nickentgolf.com.

"This follow-on investment in Nickent demonstrates our confidence in the company's future," commented Anthony Moore, Chairman of Nickent. "We are particularly encouraged by the broad and positive media exposure from which Nickent has recently benefited and the resultant interest in the company's products including the new 4DX Evolver driver which utilizes Interchangeable Shaft Technology."

"Nickent recently finished as the most used driver on the Nationwide Tour, an astonishing accomplishment given our size," commented Michael Lee, founder and CEO of Nickent. "This follow-on investment by Equus demonstrates its commitment to Nickent and will allow us to charge ahead and continue our growth across the globe."

Equus Total Return, Inc. is a business development company that trades as a closed-end fund on the New York Stock Exchange, under the symbol "EQS". Additional information on Equus Total Return, Inc. may be obtained from the Equus website at www.equuscap.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Fund's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Fund's filings with the Securities and Exchange Commission. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. The Fund's undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statements are material.